Exhibit 10.1

RENASANT CORPORATION
SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is effective as of the Separation Date set forth below, and is made by and between Renasant Corporation, a Mississippi corporation, Renasant Bank and each of their respective subsidiaries and affiliates (collectively, the “Company”), and Michael D. Ross (“Executive”).

1.    Separation from Employment. As of June 30, 2017 (the “Separation Date”), Executive shall be deemed separated from employment with the Company and from service as an officer thereof. The parties agree that Executive shall, subject to the terms and conditions hereof, receive those amounts more fully described in Section 4.4 of that certain Employment Agreement by and between the Company and Executive, effective as of January 1, 2016 (his “Employment Agreement”), and both the Company and Executive waive any notice to which either may be entitled under the terms of such agreement.

2.    Final Compensation. The Company shall pay to Executive any base compensation accrued but unpaid as of his Separation Date, such amount to be paid as of the Separation Date or as soon as practicable thereafter.

3.    Severance Amount. Provided that Executive executes and delivers to the Company a Wavier and Release in the form attached hereto as Exhibit A (a “Release”) during the 21-day period following his Separation Date, and such Release becomes irrevocable in accordance with its terms, the Company shall pay to Executive the following amounts (collectively, the “Severance Amount”):

a.
A cash payment in an amount equal to his incentive bonus payable under the Performance Based Rewards Plan (“PBRP”) for the Company’s fiscal year ended December 31, 2016 (“FY 2016”), payment of such amount to be made at the time incentive bonuses in respect of such fiscal year are otherwise paid.

b.
A cash payment in an aggregate amount equal to the sum of his annualized base compensation and his target bonus under the PBRP for the Company’s fiscal year ended December 31, 2017 (“FY 2017”), such bonus prorated to reflect his actual period of service during such year, such aggregate amount to be paid no earlier than the business day following the date on which the Release becomes irrevocable and no later than 60 days following Executive’s Separation Date.

c.
Provided that Executive and his eligible dependents timely elect continuation coverage under the Company’s group medical plan in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, an amount equal to Executive’s applicable continuation premium, payable monthly for the lesser of 18 months or the period during which Executive, or any dependent, receives such continuation coverage.

Payment hereunder shall be made as soon as practicable following the date on which the Release becomes irrevocable, but (with the exception of those amounts described in subparagraph c, which shall be remitted monthly) in no event later than 60 days following Executive’s Separation Date.

4.    Equity Compensation. Restricted stock awarded to Executive under the Company’s 2011 Long-Term Incentive Compensation Plan (the “LTIP”) shall vest and be settled as follows:

a.
Executive’s performance-based restricted stock award for FY 2016 shall vest and be settled in accordance with its terms. Executive’s performance-based restricted stock award for FY 2017 shall be determined at the end of such year, based upon the Company’s performance in respect thereof, with such award then prorated based upon Executive’s period of service during such fiscal year, and vested and settled.

b.
Executive’s time-based restricted stock awards for FY 2016 and FY 2017 shall first be prorated, based upon Executive’s actual period of service during their respective vesting periods, and then vested and settled as of his Separation Date.

5.    Extinguishment. Executive acknowledges that, except as otherwise provided in this Agreement, payment of the amounts described herein shall extinguish the Company’s obligations, in full, under the Employment Agreement, and that he shall not be entitled to further severance or similar amounts or compensation under any separate plan, policy or program maintained by the Company. Upon the payment of the amounts contemplated herein, the Employment Agreement shall be deemed extinguished and terminated, except as provided in Paragraphs 6 and 10e hereof.

6.    Executive’s Covenants: Executive acknowledges and agrees that he remains subject to those covenants and remedies related thereto contained in Section 6 of his Employment Agreement, notwithstanding the termination of such agreement, which covenants and remedies shall survive his Separation Date and be and remain enforceable in accordance with their terms.

7.    Return of Property: Executive shall promptly return to the Company all of the property of the Company, including, without limitation, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports, including copies of any of the above, and any other Confidential Information (as defined in the Employment Agreement) that is in the possession or under the control of Executive, regardless of the form in which maintained.

8.    Tax Withholding: The Company shall withhold from any amount or property payable hereunder all Federal, state, city or other income or employment taxes required by law to be withheld.

9.    Separate Advice: Executive acknowledges that neither the Company nor its directors, officers or employees has provided him with advice about the terms and conditions of this Agreement, and that neither the Company nor its directors, officers or employees has any obligation to do so. Executive has been advised to consult his own counsel prior to the execution of this Agreement, and he has done so or determined that such counsel is not necessary.

10.    General Provisions:

a.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

b.	This Agreement shall be construed and enforced in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state.

c.
No term or condition herein shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel.

d.	This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

e.
Notwithstanding any provision of this Agreement to the contrary, those provisions enumerated in Section 7.14 of Executive’s Employment Agreement, intended to survive Executive’s separation from employment and the termination of such agreement, shall survive such termination and separation and remain in full force and effect in accordance with their terms, including Executive’s obligation to arbitrate any dispute or claim arising under the Employment Agreement, this Agreement or the Release.

f.
This Agreement, including Exhibit A hereto and those provisions of the Employment Agreement that survive Executive’s Separation Date, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, whether written or oral, with respect thereto.

11.    No Admission of Wrongdoing. Executive agrees that neither this Agreement, Exhibit A hereto, nor the furnishing of the Severance Amount set forth herein shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

12.    Code Section 409A. Any payment due under this Agreement that is deemed “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”), is intended to comply with one of the exceptions available thereunder, including for involuntary termination without cause or constructive termination. This Agreement shall be construed and administered in all events consistent with such intent. Notwithstanding the foregoing, nothing herein is intended as an admission that amounts payable hereunder are subject to Section 409A.

THIS SEPARATION AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Separation Date designated above.

	RENASANT CORPORATION		EXECUTIVE
By:	/s/ E. Robinson McGraw	By:	/s/ Michael D. Ross
	E. Robinson McGraw		Michael D. Ross
Its:	Chief Executive Officer
		Date:	February 3, 2017
Date:	February 3, 2017

Exhibit A
Separation Date: June 30, 2017
Executive: Michael D. Ross

WAIVER AND RELEASE

THIS WAIVER AND RELEASE (the “Release”) is made by Executive in exchange for the consideration offered under Paragraph 3 of that certain Separation Agreement entered into by and between Executive and Renasant Corporation and each of its subsidiaries and affiliates (collectively, the “Company”), effective as of Executive’s Separation Date (above) (the “Agreement”; the “Severance Amount”), the sufficiency of which Executive hereby acknowledges.

1.    General Terms and Conditions. Executive understands and agrees that signing this Release is an important legal act. Executive acknowledges that he has been advised by the Company to consult an attorney before signing this Release and that he has done so or determined that such consultation is not necessary. Executive understands that he has 21 calendar days after his Separation Date (above) to consider whether to sign this Release, without alteration, and return it to the Company by first class mail or by hand delivery, and that if Executive executes and returns this Release before the expiration of the 21-day period, he will be deemed to have waived the balance of the period. If Executive fails to execute and deliver this Release before the end of the 21-day period, the Company shall have no obligation to pay the Severance Amount.

2.    Release. Executive, on his behalf and on behalf of his heirs, successors and assigns, (collectively, the “Releasing Parties”), hereby releases and discharges the Company, including its past, present, or future parents, subsidiaries and affiliates, regardless of the form of entity in which maintained, and their respective shareholders, officers, directors, managers, members, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the “Parties Released”), from any claims, demands, causes of action and liabilities of any kind (including attorneys’ fees and costs), whether based in law or equity, whether contractual, common-law, statutory, federal, state, local, or otherwise, whether known or unknown, and whether arising by reason of any act, omission, transaction or occurrence, which the Releasing Parties had, may now have, or hereafter may have, against the Parties Released up to and including the date of the execution of this Release, other than the claims expressly retained in Section 3 below. Without limiting the generality of the foregoing, the Releasing Parties hereby specifically release and discharge the Parties Released from:

a.     Any claims relating to Executive’s employment with Parties Released, including any consideration payable with respect thereto or the termination thereof, the terms and conditions of such employment, employee benefits related to such employment, Executive’s separation from such employment, and any of the events relating, directly or indirectly, to such separation, including claims for discriminatory, wrongful or retaliatory discharge, breach of contract, tort, defamation, slander, and emotional distress; and

b.     Any claims of discrimination, harassment, whistle blowing or retaliation in connection with Executive’s employment or the termination thereof, whether arising under federal, state or local law, including, without limitation, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-

Oxley Act of 2002, the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act of 1990, as amended.

3.    Claims Retained. Notwithstanding the generality of Section 2 hereof, Executive does not waive or release: (a) any right or claim arising after the date on which Executive executes this Release; (b) ordinary claims for benefits accrued and vested or due as of his Separation Date or thereafter under any benefit plan subject to ERISA or other benefit plan or arrangement sponsored and maintained by the Company in which Executive was a participant on his Separation Date; (c) any compensation due to him under the Separation Agreement; and (d) any claim for indemnification, whether arising under the organizational documents of the Company, including any policy of insurance procured and maintained by the Company in respect thereof, or under applicable law.

4.    Administrative Complaints. Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC; provided that Executive understands and agrees that he shall not be entitled to any damages or other type or form of award relating to any event that occurred prior to his execution of this Release.

5.    Breach. Executive further agrees that in the event of his material breach of this Release, in addition to any other legal or equitable remedy it may possess, the Company shall be entitled to recover any payments made under the Separation Agreement, subject to any restrictions on such recovery as may be imposed under applicable law or as the Company may determine are required to ensure that this Release is and remains valid and enforceable.

6.    Incorporation by Reference. Executive agrees that the general provisions of Paragraph 10 of the Agreement, including the arbitration provisions referenced therein, shall be deemed incorporated herein by this reference and shall be and remain in full force and effect.

7.    Acknowledgements. By execution below, Executive acknowledges that: he has read this Release; he has had an opportunity to ask questions and have it explained; and that he understands that this Release will have the effect of knowingly and voluntarily waiving any claim or action he might pursue against the Company, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claim arising prior to the date hereof.

8.     Revocation. For a period of seven calendar days following the execution of this Release, Executive may revoke it by delivering written notice to the Company by hand or by registered mail, in which case this Release shall not become effective and the Severance Amount shall not be payable by the Company. Any notice of revocation shall be delivered to: Renasant Corporation, Attn: General Counsel, 209 Troy Street, Tupelo, MS 38802. Upon the expiration of such seven-day revocation period, this Release shall be irrevocable, and the Severance Amount shall be payable.

EXECUTIVE
By:	/s/ Michael D. Ross
Michael D. Ross

Date:	February 3, 2017

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